Exhibit 3.6

CERTIFICATE OF DESIGNATION OF

SERIES A CONVERTIBLE PREFERRED STOCK

IMPACT BIOMEDICAL INC.

(PURSUANT TO THE NEVADA REVISED STATUTES)

Pursuant to NRS 78.195 and 78.1955, Impact BioMedical Inc. (the “Company”) adopts this Certificate of Designation for Series A Convertible Preferred Stock:

1. Designation and Amount. The shares of such series shall be designated as “Series A Convertible Preferred Stock” (the “Series A Stock”), and the number of shares constituting the Series A Stock shall be 60,496,041. Such number of shares may be decreased by resolution of the Board of Directors adopted and filed pursuant to the NRS, Section 151(g), or any successor provision; provided, that no such decrease shall reduce the number of authorized shares of Series A Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, warrants, convertible or exchangeable securities or other rights to acquire shares of Series A Stock.

2. Ranking. The Series A Stock shall rank, as to the distribution of the assets upon liquidation, dissolution or winding up of the Company: (a) senior to the common stock, par value $0.001 per share, of the Company (the “Common Stock”) and (b) senior to or equal with all other classes and series of the Company’s preferred stock for an amount up to the liquidation value of $0.001 per share (the “Per Share Liquidation Price”).

3. Dividends.

a. The Series A Stock is not entitled to any dividends.

4. Liquidation Preference.

a. In the event of (a) the sale, conveyance, exchange, exclusive license, lease or other disposition of all or substantially all of the intellectual property or assets of the Company, (b) any acquisition of the Company by means of a consolidation, stock exchange, stock sale, merger or other form of corporate reorganization of the Company with any other entity in which the Company’s stockholders prior to the consolidation or merger own less than a majority of the voting securities of the surviving entity, or (c) the winding up or dissolution of the Company, whether voluntary or involuntary (each such event in clause (a), (b) or (c), a “Liquidation Event”), the Board shall determine in good faith the amount legally available for distribution to stockholders after taking into account the distribution of assets among, or payment thereof over to, creditors of the Company (the “Net Assets Available for Distribution”). The holders of the Series A Stock then outstanding shall be entitled to be paid out of the Net Assets Available for Distribution (or the consideration received in such transaction) the Liquidation Amount before any payment or distribution shall be made to the holders of any class of preferred stock ranking junior to the Series A Stock or to the Common Stock, an amount for each share of Series A Preferred Stock equal to the Per Share Liquidation Price (the “Series A Liquidation Amount”). A transaction shall not constitute a Liquidation Event if its sole purpose is (y) to change the state of the Company’s incorporation or (z) to create a holding company that will have substantially similar series and classes of shares with the same terms as existed immediately prior to the transaction and be owned in the same proportions by the persons or entities who held this Company’s securities immediately prior to such transaction, provided such transaction is approved by the Board.

b. If the Net Assets Available for Distribution to holders of shares of the Series A Stock upon such Liquidation Event shall be insufficient to pay the Series A Liquidation Amount to the holders of shares of the Series A Stock, then such Net Assets Available for Distribution shall be distributed among the holders of shares of the Series A Stock ratably in proportion to the respective amounts to which they otherwise would be entitled.

c. After distribution of any of proceeds to the holders of shares of Series A Stock pursuant to the foregoing, all remaining funds or other property of the Company, if any, shall be distributed pro rata among the holders of the Common Stock and the holders of all preferred stock of the Company on an as-if-converted basis.

5. Voting. The Series A Stock shall vote alongside the Common Stock on a one for one basis as converted, subject to the rules and regulations of the New York Stock Exchange American.

6. Conversion.

a. Optional Conversion. Each share of Series A Stock shall be convertible at the option of the holder thereof at any time 75 days after issuance into one share of Common Stock (the “Conversion Rate”). The Conversion Rate from time to time in effect is subject to adjustment as hereinafter provided in Section 7 (the “Adjustments”).

7. Adjustments.

a. Conversion Rate. If at any time or from time to time after the Filing Date, the Company shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Rate in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

b. Reorganization, Reclassification, Consolidation, Merger or Sale. If at any time after the Filing Date, there is any reorganization, reclassification, consolidation, merger or sale of all or substantially all of the assets of the Company (other than a Liquidation Event), as part of such capital reorganization, provision shall be made so that (i) the holders of Series A Stock shall thereafter have the right to receive, upon conversion of such Series A Stock, the number of shares of stock or securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion of such Series A Stock would have been entitled in connection with such capital reorganization if such holder had converted its Series A Stock immediately prior to such transaction, subject to adjustment in respect of such stock or securities by the terms thereof.

8. Mechanics of Conversion. In order to exercise the conversion privilege, a holder of Series A Stock shall surrender the certificate to the Company at its principal office, accompanied by written notice to the Company that the holder elects to convert a specified portion or all of such shares. Series A Stock shall be deemed to have been converted on the day of surrender of the certificate representing such shares for conversion in accordance with the foregoing provisions, and at such time the rights of such holder of such shares of Series A Stock, as such holder, shall cease and such holder shall be treated for all purposes as the record holder of the Common Stock issuable upon conversion. As promptly as practicable on or after the conversion date, the Company shall issue and mail or deliver to such holder a certificate or certificates representing the number of shares of Common Stock issuable upon conversion, rounded down to the nearest full share, and a certificate or certificates for the balance of the Series A Stock surrendered, if any, not so converted into Common Stock. Notwithstanding the foregoing, in case of (x) the delivery of a redemption notice to a holder or (y) any Liquidation Event, unless the Company has received notice of election for conversion and the stock certificate or certificates prior to such time, such right of conversion for any holder of Series A Stock subject to such redemption or Liquidation Event shall cease and terminate at the close of business on the business day fixed for payment of the amount payable to such holders of the Series A Stock pursuant to this Certificate of Designation unless the Company shall thereafter default in the payment of the redemption price or Series A Liquidation Amount, as the case may be, in which case the holder shall be entitled to conversion until such default is cured by the Company. No fractional shares of Common Stock will be issued by conversion of Series A Stock or payment of dividends. In lieu of any fractional shares to which the holder would be otherwise entitled, the Company will pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined in good faith by the Board of Directors. For such purpose, all shares of Series A Stock held by each holder of Series A Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash.

9. Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of shares of Series A Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Stock, and, if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

10. Notice Regarding Conversion Price Adjustments. Upon any adjustment of the Conversion Price for the Series A Stock under Section 7, then and in each such case the Company shall give written notice thereof, by first-class mail, postage prepaid, addressed to the registered holders of the Series A Stock at the addresses of such holders as shown on the books of the Company, which notice shall state the Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of shares receivable at such price upon the conversion of the Series A Stock, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

11. Reacquired Shares. Any shares of Series A Stock converted, exchanged, redeemed, purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock without designation as to series and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors as permitted by the Company’s Certificate of Incorporation or as otherwise permitted under Nevada law.

IN WITNESS WHEREOF, Impact BioMedical Inc. has caused this Certificate of Designation to be signed by the undersigned on this 31st day of October 2023.

Impact BioMedical Inc.

/s/
Frank D. Heuszel Chief Executive Officer and Director